                                                                EXHIBIT 10.2



                              SECOND AMENDMENT OF
                 JOHN R. GAULDING AT-WILL EMPLOYMENT AGREEMENT


         WHEREAS, the Board of Directors and, with respect to John Gaulding's ("Executive") stock option to purchase common stock of National Insurance Group, Inc. (the "Company"), the Compensation Committee of the Board of Directors, have approved certain amendments to Executive's At-Will Employment Agreement and the stock option granted thereto (the "Executive Stock Option"), as previously amended (the "Employment Agreement") in order to retain Executive for the orderly transition of management and to preserve shareholder value in the face of a potential change of control of the Company; and

         WHEREAS, Executive has agreed to the proposed amendments to the Employment Agreement and the Executive Stock Option;

         NOW, THEREFORE, for the consideration set forth herein, the Company and the Executive (the "Parties") hereby agree to enter into this amendment to the Employment Agreement and the Executive Stock Option as follows (the "Second Amendment"), effective upon the date of a "Change of Control" of the Company (as defined in Section 1):

1. Definition of Change of Control. "Change of Control" shall mean the occurrence of either of the following events:

         (a) The shareholders of the Company elect members of the Board of Directors such that three or more "Incumbent Directors" no longer serve as Board members. For this purpose, "Incumbent Directors" shall mean the Board of Directors as constituted on May 21, 1996; or

         (b) The shareholders of the Company elect the slate of directors nominated for election in the proxy statement of the Company distributed to the Company's shareholders in June 1996; or

         (c) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

2. Change of Control Payment. Subject to Executive remaining as an executive of the Company as of the date immediately prior to the date of a Change of Control, Executive shall receive a payment, by certified check, of $350,000, less applicable withholding, on the date of a Change of Control.

3. Continued Tenure as an Executive. Subject to Executive remaining as an executive of the Company as of the date immediately prior to the date of a Change of Control, Executive may not be terminated and shall remain employed by the Company through the end of the calendar month in which the Change of Control occurs (the "Change of Control Month"), and shall accrue and receive compensation and benefits on the same basis as prior to the Change of Control for such period.

4. Consulting Arrangement. Subject to Executive remaining as an executive of the Company as of the date immediately prior to the date of a Change of Control, for the two-year period commencing with the first day of the month immediately following the Change of Control month and ending on the last day of the calendar month that is twenty-four months later (the "Consulting Period"), Executive shall make himself available to provide consulting services to the Company as reasonably required by the Company and agreed to by Executive. Executive's consulting relationship with the Company shall not be terminable by either of the Parties, except upon the death of Executive. Executive shall be entitled to receive the following compensation during the Consulting Period (the "Consulting Payments"):

         (a) Cash Compensation. Cash compensation, paid monthly, equal to $14,300 per month.

         (b) Life Insurance. Payment of up to $10,000 for life insurance covering Executive, paid either directly to the insurer or to Executive in reimbursement for premiums paid by Executive.

         (c) Office Expenses. Payment of up to $25,000 for office rental and related expenses, paid directly to Executive in reimbursement for costs incurred by Executive, and payable on demand at any time during the Consulting Period.

         (d) Consulting Expenses. The Company agrees to reimburse Executive for all reasonable expenses incurred by Executive in the course of Executive providing consulting services to the Company, such as travel, lodging, production, research and administrative costs directly related to performing such consulting services to the Company.

5. Tax Reporting of Consulting Payments. The Consulting Payments shall be reflected as Form 1099 compensation to Executive. However, the Company makes no representations to Executive regarding the ultimate tax characterization of the Consulting Payments.

6. Rabbi Trust for Consulting Payments. On the date of a Change of Control, the Company shall issue a certified check to the trustee of the rabbi trust set forth as Exhibit A hereto, in an amount sufficient to pay the administrative expenses of the trustee during the Consulting Period and to fund the Consulting Payments, taking into account the earnings reasonably expected to accrue to the trust over the Consulting Period.

7.       Executive Stock Option.   Subject to Executive remaining as an
executive of the Company as of the date immediately prior to the date of a Change of Control, the Executive Stock Option covering 250,000 shares of common stock of the Company (as referenced in Section 2 of the first Amendment of the John R. Gaulding At-Will Employment Agreement) shall be amended as of the





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date of the Change of Control so that it covers only 50,000 shares, which shares shall be fully exercisable and 100% vested as of such date and so that the Executive Option remains exercisable for a period of ten years from the date of its grant by the Board of Directors of the Company, notwithstanding termination of Executive's employment or consulting relationship the death or disability of Executive, or any other event. As of such time, the Executive Option shall be void and without further force and effect as to the other 200,000 shares previously subject to such option. Except as amended hereby, and except to the extent inconsistent with this Second Amendment, the Executive Option shall remain in full force and effect according to its terms.

8. Death of Executive. If Executive should die prior to the date of a Change of Control of the Company, this Second Amendment shall be without force and effect. If Executive should die during the term of this Second Amendment, Executive's estate or designated beneficiaries shall only be entitled to (i) any proceeds from the life insurance policy or policies financed by the Company under Section 4(b) of this Second Amendment and (ii) to the remaining amount of cash compensation that Executive would have received from the Company hereunder had he remained alive throughout the Consulting Period.

9. Employment Agreement. Effective simultaneously with the effectiveness of this Second Amendment, Sections 1, 2, 3, 4, 5, 6, and 13 of the Employment Agreement shall be without further force and effect, except as necessary to provide Executive with continued executive benefits and compensation through the end of the Change of Control Month. Otherwise the Employment Agreement shall continue in full force and effect, except as to the extent inconsistent with this Second Amendment. If there is no Change of Control of the Company, then the Employment Agreement shall not be amended by this Second Amendment and shall otherwise remain in full force and effect.

10. Term of Second Amendment. This Second Amendment shall terminate two years following the date that this Second Amendment is executed by both Parties hereto, unless a Change of Control has occurred prior to such time, in which case this Second Amendment shall terminate upon the date that all of the obligations of the parties hereto with respect to this Second Amendment have been satisfied.

11.      Mutual Release of Claims.

         (a) Release by Executive. In exchange for the consideration provided for herein, the adequacy of which is hereby acknowledged, Executive, for himself and his heirs, executors, administrators, successors, assigns and legal representatives, hereby fully releases and forever discharges the Company, its current and future affiliate and parent companies, and individually and collectively, personally and professionally, the officers, directors, shareholders, employees, agents, representatives, parents, subsidiaries, affiliates, joint venturers, partners, predecessors, successors, assigns, and all other persons or entities connected with the Company and its current and future affiliate and parent companies, from any and all claims, demands, deficiencies, levies, assessments, executions, costs, expenses, damages, liabilities, debts, rights, contracts, losses, obligations, actions, inactions, causes of action, attorney's fees and benefits, of any kind or character whatsoever (collectively "Claims"), arising in law or in equity, as a shareholder, director, officer, or executive, whether known or





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
unknown, suspected or unsuspected, directly or indirectly, that he has ever had, now has or may now have against them, and/or any of them, including, without limitation, all Claims directly or indirectly related to or arising out of Executive's employment as an executive and officer of the Company and/or the termination of that employment or possession of shares of stock, whether arising in tort or contract, including, without limitation, any Claims for breach of express or implied contract, for further monetary compensation by way of additional salary and/or bonus allegedly due him by reason of that employment, and/or all other Claims, based on common law, federal and/or state statute, including, without limitation, Claims arising under Age Discrimination in Employment Act (29 U.S.C Section 621, et seq.).

         This release shall not relieve or limit the Company's obligation to indemnify Executive in accordance with California Corporations Code section 317, as may be amended, modified, superseded or replaced from time to time, the Bylaws of the Company, or the written Indemnity Agreement between the Company and Executive, as such Bylaws or Indemnity Agreement may from time to time be amended by the Shareholders of the Company, for claims or actions filed against Executive which are indemnified pursuant to any of the foregoing. This Release shall not relieve or limit the provisions of indemnity, defense, insurance, costs or any other coverages or benefits by any insurance company or facility to any of the officers, directors or employees of the Company, including Executive. Nothing herein shall broaden, modify, extend or in any manner change or alter the benefits provided by the Company's life, health, medical, vision and/or disability insurances, and/or any termination thereof.

         Executive further understands and expressly agrees that this Second Amendment specifically extends to all Claims, whether known or unknown, and he expressly waives the benefits of Section 1542 of the California Civil Code, which provides:

                           "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
                          THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         Company acknowledges that this release does not relieve it of any or all of its post-termination-of-employment obligations to Executive.

         (b) Release by the Company. The Company, for itself, and its current and future affiliate and parent companies, and the officers, directors, shareholders, employees, agents, representatives, parents, subsidiaries, affiliates, joint venturers, partners, predecessors, successors and assigns, hereby releases and forever discharges Executive, his heirs, executors, administrators, successors, assigns and legal representatives, from all Claims, arising in law or in equity, whether known or unknown, suspected or unsuspected, directly or indirectly, that the Company has ever had, now has or may now have against Executive for any action, inaction, error or omission as an officer and/or employee of the Company, including, without limitation, all Claims directly or indirectly related to or arising out of Executive's employment by the Company as an officer and executive and/or the termination of that employment, whether arising in tort or contract. The Company acknowledges that after signing this Second Amendment, it will not be able to bring suit against Executive based on any of the Claims being released hereunder. The Company further understands and expressly agrees that this Second Amendment specifically extends to all Claims, whether known or unknown, and it expressly waives the benefits of
Section 1542 of the California Civil Code, which provides:

                           "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
                          THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         Executive acknowledges that the release does not relieve him of any or all of his post-termination-of employment obligations set forth herein and in the Proprietary Information Agreement.

         (c) Covenant Not to Sue. Executive represents that he has not filed any complaints, claims and/or actions against the Company, its officers, agents, directors, supervisors, employees and/or representatives with any state, federal, or local agency or court. The Company represents that it has not filed any complaints, claims and/or actions against Executive with any state, federal, or local agency or court. The Company and Executive each covenant and agree that they will not bring, commence, institute, maintain, prosecute or voluntarily aid any action at law or proceeding in equity, or otherwise prosecute or sue the other party, either affirmatively or by way of cross-complaint, defense or counterclaim or in any other manner, or at all, on any alleged Claims being released hereunder. In the event of any breach of this Section 11(c), a cause of action shall be deemed to have accrued immediately upon the commencement of any action or other proceeding described herein, and in such event, this Second Amendment may be pled as a full and complete defense thereto, as the basis for abatement of or injunction against said action or other proceeding, and as a basis of a cross complaint for damages therein.

         (d)     Executive's Representations.

                 (i) Executive agrees that the payments and benefits described in this Second Amendment shall constitute the entire amount of financial and other consideration provided to him under this Second Amendment and that he will not seek, and shall not be entitled to seek, any further compensation for any other claimed damage, costs and/or attorneys' fees in connection with the matters encompassed in this Second Amendment.

                 (ii) Executive acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any amounts received by him pursuant to this Second Amendment and/or the tax treatment of this Second Amendment. Executive agrees to pay federal and/or state taxes, if any, which are required by law to be paid with respect to this settlement. Subject to the Company's compliance with the provisions of this Second





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
Amendment, Executive further agrees to indemnify and hold the Company harmless from and against Claims, deficiencies, levies, assessments and/or recoveries by any governmental entity against the Company for any amounts claimed due on account of this Second Amendment or pursuant to claims made under any federal and/or state tax laws, and any costs, expenses and/or damages sustained by the Company by reason of any such claims, including, without limitation, any amounts paid by the Company as taxes, attorneys' fees, deficiencies, levies, assessments, fines, penalties, interest and/or otherwise.

                 (iii) Executive agrees that, unless otherwise agreed upon by the parties in writing, he will not seek nor accept employment with the Company in the future and that the Company is entitled to reject without cause any application for employment with the Company made by him, and not hire him, and that Executive shall have no cause of action against the Company arising out of any such rejection.

                 (iv) Executive acknowledges that the Company has specifically advised him to consult with an attorney in order to review this Second Amendment and advise Executive of his rights concerning it, and that he has had the opportunity to do so. Executive further acknowledges that the Company has further advised him that he and his current spouse have twenty-one
(21) days from the date this Second Amendment was originally presented to Executive and his spouse in which to consider whether to sign it, and should they choose to sign it, they will be given seven (7) additional days from the date they have both signed it in which to revoke it and that this Second Amendment shall not become effective or enforceable until the revocation period has expired. The Effective Date of this Release shall be the eighth day following its execution by Executive and his spouse provided that the Release has not been revoked by either of them. Any revocation must be in writing and received by the Company's General Counsel at the General Counsel's office on or before the seventh day following execution of this Release in order for the revocation to be valid.

                 (v) Executive expressly acknowledges and warrants that he has read and fully understands this Second Amendment; that he has had the opportunity to consult with legal counsel of his own choosing in order to have the terms and conditions of this Second Amendment fully explained to him; that he is not executing this Second Amendment in reliance on any promises, representations or inducements other than those set forth herein; that he understands he is giving up legal rights by signing this Second Amendment; and that he is executing it voluntarily, free of any duress or coercion, after due deliberation and with a full understanding of what it means to do so.

                 (vi) Executive understands that rights or claims under the Age Discrimination in Employment Act (29 U.S.C Section 621, et seq.) that may arise after the date this Second Amendment is executed are not waived.





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
                 (vii) Executive represents and warrants that he has not assigned, transferred, sold, hypothecated, mortgaged, rented, leased, joint ventured, encumbered, converted or in any other way conveyed, in whole or in part, any of the Claims released by him herein.

12. Entire Agreement. This Second Amendment, including Exhibit A attached hereto, and the Employment Agreement and Executive Option as amended hereby, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and may only be changed in a writing signed by the Parties subsequent to the date hereof.

13. Waiver. The failure of either Party to enforce any provision of this Second Amendment shall not be construed as a waiver of or an acquiescence in or to such provision.

14. Governing Law. This Second Amendment and performance under it, and any suits or special proceedings brought under it, shall be construed in accordance with the laws of the United States of America and the State of California and any arbitration, mediation or other proceeding arising hereunder shall be filed and adjudicated in San Mateo County, California.

         IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment and agree to enter into and be bound by the provisions hereof.

DATE:
      -----------------------
WITNESS:

By:                                 By:
    -------------------------            ---------------------------------
                                               John R. Gaulding

                                    NATIONAL INSURANCE GROUP
                                    a California corporation, for itself
                                    and its current and future subsidiaries


WITNESS:


By:                                 By
     ------------------------         ------------------------------------
                                               Paulette Taylor
                                               General Counsel






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
                                   EXHIBIT A

                             TRUST AGREEMENT UNDER
                          THE SECOND AMENDMENT OF THE
                 JOHN R. GAULDING AT-WILL EMPLOYMENT AGREEMENT


         WHEREAS, National Insurance Group (the "Company") and John R. Gaulding ("Executive") have entered into the Second Amendment of the John R. Gaulding At-Will Employment Agreement (the "Second Amendment"); and

         WHEREAS, pursuant to the Second Amendment, the Company wishes to establish a trust (hereinafter "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of Company's creditors in the event of Company's Insolvency, as defined in Section 3(a), until paid to Executive in such manner and at such times as specified in the Second Amendment;

         WHEREAS, it is the intention of Company to make a contribution to the Trust to provide itself with a source of funds to enable it to meet its liabilities under the Second Amendment;

         NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1.       Establishment of Trust.

         a. Company hereby deposits with Trustee in trust $100, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

         b.      The Trust hereby established shall be irrevocable.

         c. The Trust is intended to be a grantor of which Company is the grantor, within the meaning of subpart E, part I, subchapter I, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

         d. The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used solely for the uses and purposes of Executive and general creditors as herein set forth. Executive and his beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Second Amendment and this Trust Agreement shall be mere unsecured contractual rights of Executive and his beneficiaries against Company. Any assets held by the

Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency.

         e. Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

Section 2. Payments to Executive and His Beneficiaries. Except as otherwise provided herein, Trustee shall make payments to the Executive and his beneficiaries in accordance with the Second Amendment. The Trustee shall make provision for the reporting on Form 1099 or its equivalent of any federal or state taxes that may be required to be reported with respect to the payment of benefits pursuant to the terms of the Second Amendment.

Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company is Insolvent.

         a. Trustee shall cease payment of benefits to Executive and his beneficiaries if the Company is Insolvent. Company shall be considered "Insolvent" for purposes of this Trust Agreement if Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

         b. At all times during the continuance of this Trust, as provided in Section l(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

                 (i) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Executive or his beneficiaries.

                 (ii) Unless Trustee has actual knowledge of Company's Insolvency, or has received notice from Company or a person claiming to be a creditor that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for a determination concerning Company's solvency.

                 (iii) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Executive or his beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Trust Agreement shall in any way





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
diminish any rights of Executive or his beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Second Amendment.

                 (iv) Trustee shall resume the payment of benefits to Executive or his beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

         c. Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Executive or his beneficiaries under the terms of the Second Amendment for the period of such discontinuance, less the aggregate amount of any payments made to Executive or his beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4. Payments to Company. Except as provided in Section 3 hereof, after the Trust has become irrevocable, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Executive or his beneficiaries pursuant to the terms of the Second Amendment.

Section 5. Investment Authority. Trustee shall invest the assets of the Trust in any short-term investment fund (such as a money market fund) as the Trustee shall determine in its sole discretion.

Section 6. Disposition of Income. During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 7. Accounting by Trustee. Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within 90 days following the close of each calendar year and within 90 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. The Trustee shall not be liable for errors in such written account unless the Company makes known to the Trustee in writing, within the 60-day period beginning on the date the written account was received by the Company, of the existence of such errors.





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
Section 8.       Responsibility of Trustee.

         a. Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Second Amendment or this Trust and is given in writing by Company. In the event of a dispute between Company and Executive or his beneficiaries, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

         b. If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments.

         c. Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

         d. Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

         e. Trustee shall have, without exclusion, all powers conferred on Trustee by applicable law, unless expressly provided otherwise herein.

         f. Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 9. Compensation and Expenses of Trustee. All administrative and Trustee's fees and expenses shall be paid from the Trust.

Section 10.      Resignation and Removal of Trustee.

         a. Trustee may resign at any time by written notice to Company, which shall be effective 30 days after receipt of such notice unless Company and Trustee agree otherwise.

         b. Trustee may be removed by Company on 30 days notice or upon shorter notice accepted by Trustee.

         c. Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

         d. If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof by the effective date of resignation or removal under paragraphs (a) or (b) of this Section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11.      Appointment of Successor.

         a. If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, Company, with the consent of the Executive, may appoint any third party bank trust department as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the origins and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

         b.      If Trustee resigns or is removed pursuant to the provisions of
Section 10(c) hereof and selects a successor Trustee, Trustee may appoint any third party bank trust department. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

         c. The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnity and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 12.      Amendment or Termination.

         a. This Trust Agreement may only be amended by a written instrument executed by Trustee, Executive and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Second Amendment or shall make the Trust revocable alter it has become irrevocable in accordance with Section 1(b) hereof.

         b. The Trust shall not terminate until the date on which Executive or his beneficiaries are no longer entitled to benefits pursuant to the terms of the Second Amendment. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

Section 13.      Miscellaneous.

         a. Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

         b. Benefits payable to Executive or his beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

         c. This Trust Agreement shall be governed by and construed in accordance with the laws of California.

Section 14. Effective Date. The effective date of this Trust Agreement shall be _________________.

Section 15. Protection and Indemnification of Trustee. The Company shall indemnify and defend the Trustee against any and all claims, losses, damages, expenses (including attorney's fees), and liabilities arising from any action or failure to act in connection with the administration of the Plan or the Trust, except when the same is judicially determined to be due to the negligence or willful misconduct of Trustee.

AGREED:

NATIONAL INSURANCE GROUP, INC.             By:
                                              -----------------------------

TRUSTEE                                    By:
                                               ----------------------------






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